Exhibit 10.47
PURCHASE AND SALE AGREEMENT
between
SPIEGEL ACCEPTANCE CORPORATION,
as Seller
and
RAC TRUST,
as Buyer
Dated and Effective as of
December 5, 2007

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 5th day of December, 2007 (the “Closing Date”) between SPIEGEL ACCEPTANCE CORPORATION, a Delaware corporation with an office and principal place of business c/o Eddie Bauer Holdings, Inc. at 10401 NE 8th Street, Suite 500, Bellevue, Washington 98004 (“Seller”), and RAC TRUST (“Buyer”), a Delaware statutory trust, with an office and principal place of business in care of Deutsche Bank Trust Company Delaware, a Delaware banking corporation in its capacity as Owner Trustee of Buyer at Deutsche Bank Trust Company Delaware, 1011 Centre Road, Suite 200, Wilmington, DE 19805-1266.
W I T N E S S E T H:
WHEREAS, Seller desires to sell certain Accounts (as defined herein);
WHEREAS, Buyer was the successful bidder for purchase of the Accounts for the consideration and under the express terms, provisions, conditions and limitation as set forth herein; and
WHEREAS, Seller is willing, subject to the express terms, provisions, conditions, limitations, waivers and disclaimers as may be expressly set forth herein, to sell, transfer, assign and convey to Buyer all of Seller’s right, title and interest in, to and under the Accounts;
NOW THEREFORE, in consideration of the mutual promises herein set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings indicated:
“Account” means each of the closed private-label credit card accounts identified on Exhibit A attached hereto and made a part hereof and to be sold by Seller to Buyer under the terms, conditions and provisions of this Agreement and includes for each of the accounts so identified all obligations owed to Seller from each Obligor with respect thereto.
“Account Balance” means the unpaid balance owed on any individual Account as of the Cutoff Date and reflected on the Account Schedule including, without limitation, accrued interest, fees and other finance and service charges, whether or not billed or posted, as reflected on Seller’s servicing system as of the Cutoff Date. It is possible that (i) payments or other consideration may have been made or distributed by or on behalf of an Obligor on or prior to the Cutoff Date that are not reflected in the Account Balance, or (ii) the Account Balance may reflect payments or other consideration made or distributed by or on behalf of an Obligor that have been deposited and credited to the balance of the Account, but which may subsequently be dishonored and thus returned to Seller. Any such payment is hereinafter referred to as an “Obligor Payment” and all such payments are hereinafter referred to collectively as the “Obligor Payments.” In either case, the Account Balance shall be adjusted post-Closing to the extent that discrepancies are later discovered, and Buyer shall be entitled to a partial refund of the Allocated Account Price as set forth in Section 2.5.
“Account Documents” means, to the extent available, the original or any copy (including microfilm, microfiche, photocopy or machine-readable format) of the account statements, payment histories, servicing notes and correspondence from Obligors.

“Account Schedule” means the schedule, in electronic form, attached hereto as Exhibit A and made a part hereof, setting forth the following information for each Account: the Account number, the name of the primary Obligor, the Account Balance, purchase APR, cash APR and the delinquency status as of the Cutoff Date.
“Agreement” means this Purchase and Sale Agreement, including the cover page and all Addenda, Exhibits and Schedules hereto.
“Allocated Account Price” means the individual price of any Account sold hereby, which price is the product of the Purchase Price Percentage and the Account Balance for such Account.
“APR” means annual percentage interest rate.
“Bill of Sale” means the Bill of Sale and Assignment of Accounts attached hereto as Exhibit B.
“Business Day” means any day on which banks in the State of Washington are open for business other than a Saturday, Sunday or federal holiday.
“Buyer Claims” has the meaning set forth in Section 9.2 of this Agreement.
“CCA Bill of Sale” means that certain Bill of Sale pursuant to which CCA Assets LLC transferred to Seller all of its right, title and interest in certain credit card accounts. A copy of the CCA Bill of Sale is attached hereto as Exhibit C-1.
“Claim” means a Buyer Claim or a Seller Claim, individually or collectively.
“Closing” means the consummation of the transaction under this Agreement pursuant to which Buyer pays the Purchase Price to Seller and Seller delivers the Transfer Documents and transfers the Accounts to Buyer.
“Computer File” means the computer file or files to be sent to Buyer by e-mail or Federal Express priority delivery of Servicer (as defined herein) no later than the fifth Business Day following the date of this Agreement. The files(s) shall be in a mutually acceptable electronic format, and shall contain Account-specific information for each Account sold hereby. Seller will use its best efforts to ensure the accuracy and completeness of the data. The Computer File shall include, but not be limited to, the following fields to the extent applicable and available as of the Cutoff Date for each Account: (i) Account Balance and its components (principal and interest/fees), (ii) account number, (iii) name, last known address, last known telephone number and social security number of the Obligor, (iv) date of last payment, (v) last payment amount, (vi) purchase APR and cash APR, (vii) open date, (viii) month-end delinquency status, (ix) Obligor’s recent credit score, (x) day the Obligor’s payment is due each month (for billing purposes), (xi) Obligor’s fixed monthly payment amount (if applicable), (xii) designator showing whether the Obligor is paying under a CCCS (consumer credit counseling service) arrangement and (xiii) financial transaction data for the last 12-months showing Obligor payments and fees applied. Buyer acknowledges that Servicer accounts for payments by Obligors returned for insufficient funds (“NSFs”) in the manner described in Exhibit D attached hereto.
“Cutoff Date” means midnight Eastern Standard Time on October 31, 2007, the date on which the Account Balances shall be determined for purposes of calculating the Purchase Price and Allocated Account Prices.
“Escrow Agent” means The Bank of New York Mellon, a national banking association.

“Escrow Agreement” means an escrow agreement of even date herewith between Seller and Escrow Agent governing the escrow account in which the Holdback will be deposited at Closing.
“Holdback” means an amount equal to a specified percentage of the Purchase Price (herein, “Holdback Funds”) which shall be withheld from the Purchase Price for a specified number of days following the Closing Date (as further described below). The Holdback shall be used for meeting Seller’s obligations pursuant to Section 2.5 and Articles VI, VIII, and IX of this Agreement (herein, collectively, “Holdback Obligations”). At Closing, the Holdback shall be an amount equal to 30% of the Purchase Price (herein, “Primary Holdback”). On the 61st day following the Closing Date (herein, “Primary Holdback Termination Date”), the Primary Holdback shall be reduced to an amount (herein, “Secondary Holdback”) equal to the lesser of (i) 15% of the Purchase Price, and (ii) the remaining portion of the Primary Holdback. Notwithstanding the foregoing, the amount of the Holdback released to Seller on the Primary Holdback Termination Date shall be reduced by an amount equal to the aggregate of all claims by Buyer for Holdback Obligations (each, a “Pending Claim”) that are pending on the Primary Holdback Termination Date. On the 181st day following the Closing Date (the “Secondary Holdback Termination Date”), the Secondary Holdback shall be released to Seller free of any restrictions imposed under this Agreement, except for the amount of any Pending Claims. Any Pending Claims that have not been finally resolved by agreement of Buyer and Seller on the Secondary Holdback Termination Date shall be resolved by expedited binding arbitration conducted pursuant to the rules and under the jurisdiction of the American Arbitration Association in the State of New York.
“Indemnitee” has the meaning set forth in Section 9.3 of this Agreement.
“Indemnitor” has the meaning set forth in Section 9.3 of this Agreement.
“Loan Sale Advisor” means Garnet Capital Advisors, LLC.
“Obligor” means each current and unreleased obligor on an Account.
“Purchase Price” means the amount, in dollars, to purchase the Accounts as stated in Section 2.4, calculated by multiplying the aggregate Account Balances as shown on the Account Schedule by the Purchase Price Percentage.
“Purchase Price Percentage” means 84.8087%.
“Resale Notice” has the meaning set forth in Section 10.1 of this Agreement.
“Seller Claims” has the meaning set forth in Section 9.1 of this Agreement.
“Servicer” means CardWorks Servicing, LLC, formerly known as Cardholder Management Services, L.L.C., and its permitted successors and assigns.
“Servicing Agreement” means that certain Servicing Agreement dated as of December 15, 2006 between the Servicer and Deutsche Bank Trust Company Americas, as Owner Trustee of Spiegel Credit Card Master Note Trust, the predecessor in interest to Seller, which was assigned to and assumed by Seller as of September 26, 2007, and any amendments thereto.
“Transfer Documents” means the Bill of Sale, the CCA Bill of Sale, and such other documents as Seller and Buyer reasonably agree are necessary, proper or appropriate for the legal transfer of Seller’s right, title and interest in and to the Accounts purchased pursuant to this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE ACCOUNTS

Section 2.1.	Agreement to Sell and Purchase Accounts. Seller agrees to sell and Buyer agrees to buy the Accounts described in the Account Schedule, subject to the terms, provisions, conditions, limitation, waivers and disclaimers set forth in this Agreement.

Section 2.2	Agreement to Assign. At Closing, Seller shall deliver to Buyer a Bill of Sale and Assignment, in the form of Exhibit B hereto, executed by an authorized representative of Seller, which Bill of Sale and Assignment together shall sell, transfer, assign, set over, quitclaim and convey to Buyer all right, title and interest of Seller in and to each of the Accounts sold and the proceeds of the Accounts received by Seller, if any, from and after the Cutoff Date.

Section 2.3	Account Schedule. Seller has provided as Exhibit A hereto the Account Schedule setting forth all of the Accounts which Buyer has agreed to purchase and Buyer acknowledges that the same has been reviewed to its full satisfaction.

Section 2.4	Purchase Price/Payment. The Purchase Price for the Accounts is $82,220,404.55 which Buyer shall pay to Seller on or before 4:00 p.m. Eastern Standard Time on the Closing Date. The Purchase Price shall be paid to Seller in United States Dollars by wire transfer of immediately available funds to one or more accounts specified by Seller.

Section 2.5	Payments Received/Adjustments to Purchase Price. To the extent that Seller has received any Obligor Payments prior to the Cutoff Date, Seller has reduced the Account Balances of the applicable Accounts for purposes of calculating the Purchase Price. Buyer shall be entitled to a refund of the Purchase Price within 30 days after the Closing Date in an amount equal to the product of (i) the Purchase Price Percentage, and (ii) amount of such Obligor Payments to the extent that the Account Balances were not reduced by such Obligor Payments. Seller’s liability for refunds obligations under this Section 2.5 shall be made from and limited to the Holdback. Buyer shall submit all claims for such refunds to Seller, with a copy to Escrow Agent.

Section 2.6.	Delivery of Post-Cutoff Date Payments. Seller shall, and shall cause Servicer to, pay over and/or deliver to Buyer all Obligor Payments that Servicer receives after the Cutoff Date (less any commissions, fees, and expenses due to Servicer for payments received after the Cutoff Date through the Closing Date) on or within 30 days of receipt of such Obligor Payments and, if deemed necessary or appropriate by Seller or Servicer, with an endorsement in the form substantially as follows: “Pay to the order of RAC Trust without representations or warranties and without recourse.” Seller shall indicate on the records related to any of the Accounts transmitted to Buyer with any remittances made pursuant to this Section 2.6 the account number, the date of receipt of each Obligor Payment, the amount of each Obligor Payment, the commissions, fees, and expenses paid thereon to Servicer, and any other detail reasonably required to allow Buyer to properly post the payments to its servicing system. If Seller has deposited any Obligor Payments received from any Obligor and issued a check or payment to Buyer with respect thereto, Buyer shall retain the risk that any such payment so deposited by Seller shall be returned due to insufficient funds. Seller shall have a period of 30 days after the date Seller delivers to Buyer any Obligor Payment pursuant to this Section 2.6, to notify Buyer in writing that any such Obligor Payment was returned due to insufficient funds and specifying the amount thereof, whereupon Buyer shall immediately, and not later than 30 days following receipt of such notice, pay to Seller the amount of such payment by cashier’s or certified check and identify thereon that the payment is being made pursuant to this Section 2.6.
ARTICLE III
TRANSFER OF ACCOUNTS AND DOCUMENTS

Section 3.1	Assignment of Accounts. On the Closing Date, after confirmation by Seller of receipt of the payment of the Purchase Price, Seller shall execute and deliver or make available to Buyer the Transfer Documents. The Bill of Sale and Assignment shall have the same effect as an individual and separate bill of sale for and assignment of each and every Account referenced therein. Buyer shall be responsible at its own expense for the recording and/or filing of the originals of any such assignments as it deems necessary or appropriate in its sole discretion.

Section 3.2	Requests for Account Documents. At Buyer’s request, from the Closing Date through the one-year anniversary of the Closing Date, Seller will cause Servicer to provide Account Documents to Buyer on a case-by-case request basis. The charge will be $10 per request with a standard 6-business day turn-around time. If a faster 4-business day turn-around is requested, the charge will be $15 per request. After the one-year anniversary of the Closing Date, Servicer may, in its sole discretion, negotiate new arrangements and pricing with Buyer for Buyer to purchase from Seller additional Account Documents. Seller, acting through Servicer, shall not be obligated to provide documentation for more than 700 of the Accounts per week. To the extent that Account Documents are not available, Seller shall cause Servicer to execute and deliver to Buyer affidavits of the balance of debt in its servicing system, subject to the aforementioned limitations on quantity and charge per request. Servicer shall invoice Buyer directly on a monthly basis for all charges related to the delivery of Account Documents. Buyer shall be obligated to pay Servicer in full within 15 days of receipt of such invoice. Servicer is a third party beneficiary with respect to this Section 3.2.

Section 3.3	Apportionment of Costs. Except as otherwise specifically provided in this Agreement, each party will be responsible for all fees, costs and expenses which it incurs in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.
ARTICLE IV
SERVICING/COLLECTION

Section 4.1	Servicing after Closing Date. Unless Buyer, in its sole discretion, elects to assume Seller’s obligations under the Servicing Agreement, Seller shall terminate such Servicing Agreement prior to Closing and sell the Accounts to Buyer on a servicing-released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Accounts shall pass to Buyer, and Seller shall be discharged from all responsibility for servicing the same.

Section 4.2.	Notification to Obligors. If required by law, on mutual agreement of Buyer and Seller as to the form and substance thereof, Buyer and Seller shall each mail to the respective Obligors notice of Seller’s sale of the Accounts to Buyer directing them to make all subsequent payments thereunder to Buyer or to Buyer’s designated servicer.

Section 4.3	Servicing of Accounts. When Buyer services an Account, Buyer and/or its agent shall at all times:
(a)	comply with all state and federal laws applicable to debt collection including without limitation, the Consumer Credit Protection Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act;

(b)	for any Account where the statute of limitations has run, not falsely represent that a lawsuit will be filed if the Obligor does not pay; and

(c)	not charge any Obligor any charges which are unauthorized.

Section 4.4	Use of Seller’s Name. Buyer shall not use or refer to the name of Seller, CCA Assets LLC, any affiliate of Seller, or First Consumers National Bank and will not represent itself to be the agent, partner, or joint venturer of Seller, CCA Assets LLC, any affiliate of Seller, or First Consumers National Bank with respect to the Accounts. However, Buyer may use the name of Seller or an affiliate of Seller for purposes of identifying an Account in communications with the Obligors, in the caption of any litigation against Obligor (so long as it is apparent that name of Seller or any affiliate of Seller is not set forth in such caption as the party plaintiff) in order to collect amounts outstanding on the Accounts, or when reporting to credit reporting agencies or responding to any complaint made by an Obligor to a regulatory body. In contacting or filing suit against an Obligor, or selling Accounts, Buyer shall not state or represent in any way that Buyer is contacting the Obligor, filing suit or selling accounts for or on behalf of Seller, any affiliate of Seller, or First Consumers National Bank or that any of the foregoing will take any action with regard to the Account or the Obligor.

Section 4.5	Reporting to Credit Bureaus. Promptly following Closing, Seller shall cause Servicer to report the Accounts to the appropriate credit reporting agencies as having been sold/transferred. Except as required by law, Seller shall have no further obligation with respect to credit reporting with respect to the Accounts after Closing is consummated hereunder.
ARTICLE V
RESERVED
ARTICLE VI
DEFAULTS, SELLER’S RIGHT TO CURE

Section 6.1.	Defaults, Seller’s Right to Cure. In the event of a breach by Seller of any representation, warranty, covenant or agreement made by Seller herein, Seller shall have a period of 30 days after written notice by Buyer to cure such breach. Buyer’s notice must be received by Seller within 180 days following the Closing Date and shall contain detailed information regarding the basis for such request sufficient to demonstrate to Seller’s reasonable satisfaction that the event in fact constitutes a breach. If Seller is unable or unwilling to substantially cure or correct such breach within the 30-day period, the parties may either agree on an amount (each, a “Cure Payment”) to remedy or compensate Buyer for such breach or either party may request in writing that the Account be repriced (each, a “Repricing Request”). Buyer shall submit each claim for a Cure Payment and Repricing Request to Seller in writing with a copy to Escrow Agent. If Seller elects to make a Repricing Request, Seller shall submit copies of the same to Buyer and to Escrow Agent. Subject to Section 6.2, Seller shall pay, or cause to be paid, to Buyer (i) the Cure Payment, or (ii) in the case of a Repricing Request, the Allocated Account Price for the Account in question, unless Seller gives Buyer (with a copy to Escrow Agent), within six (6) Business Days after receipt of a Repricing Request from Buyer, written notice of an objection to payment. Buyer shall not be entitled to receive more than one payment for all Holdback Obligations in any calendar month. The parties agree to negotiate in good faith to resolve any dispute relating to any alleged breach by Seller hereunder.

Section 6.2	Limitation of Buyer’s Right to Receive Allocated Account Price. Seller’s liability for obligations under this Article VI shall be limited to the Holdback.
ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
Buyer hereby represents, warrants and covenants, as of the date of this Agreement and as of the Closing Date as follows:

Section 7.1	Independent Evaluation. Buyer is a sophisticated investor, has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated by this Agreement, and its bid for and decision to purchase the Accounts pursuant to this Agreement is and was based on Buyer’s own independent evaluation of information deemed relevant to Buyer, and of the information made available to Buyer or its agents by Seller or Seller’s personnel, agents, representatives or independent contractors, which information Buyer acknowledges and agrees was in fact made available to it and which it was given the opportunity to inspect to its complete satisfaction. Buyer has relied solely on its own investigation and has not relied on any oral or written information provided by Seller or its personnel, agents, representatives or independent contractors except as expressly provided in this Agreement. Buyer acknowledges and agrees that no employee, agent, representative or independent contractor of Seller has been authorized to make, and Buyer has not relied upon, any statements made by Seller or its employees, agents, representatives or independent contractors relating to the Accounts other than those expressly contained in this Agreement. Buyer acknowledges that Seller has attempted to provide accurate information to all prospective bidders but that Seller does not represent, warrant or insure the accuracy or completeness of any information or its sources of information contained in the materials submitted to Buyer. Buyer has made such independent investigations as it deems to be warranted into the nature, validity, enforceability, collectability, and value of the Accounts, and all other facts Buyer deems material to its purchase and is entering into this transaction solely on the basis of that investigation and Buyer’s own judgment.

Section 7.2	Authorization. Buyer is duly formed under the laws of the United States of America and is a “United States person” within the meaning of Paragraph 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject in connection with this Agreement and the undersigned representative is authorized to act on behalf of and bind Buyer to the terms of this Agreement.

Section 7.3	Binding Obligations. This Agreement and all of the obligations of Buyer hereunder are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 7.4	No Breach or Default. The execution and delivery of this Agreement and the performance of its obligations hereunder by Buyer will not conflict with any provision of any law or regulation to which Buyer is subject or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound or any order or decree applicable to Buyer, or result in the violation of any law, rule, regulation, order, judgment or decree to which Buyer or its property is subject.

Section 7.5	Accounts Sold As Is. BUYER ACKNOWLEDGES AND AGREES THAT ALL ACCOUNTS, ALL DOCUMENTATION, INFORMATION, ANALYSIS AND/OR CORRESPONDENCE, IF ANY, ARE SOLD, TRANSFERRED, ASSIGNED AND CONVEYED TO BUYER ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT AND DOES NOT REPRESENT, WARRANT OR COVENANT THE NATURE, ACCURACY, COMPLETENESS, ENFORCEABILITY OR VALIDITY OF ANY OF THE ACCOUNTS, AND/OR THE ACCOUNT DOCUMENTS, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

Section 7.6	Pending Litigation. There is no proceeding, action, investigation or litigation pending or, to the best of Buyer’s knowledge, threatened against Buyer which, individually or in the aggregate, may have a material adverse effect on this Agreement or any action taken or to be taken in connection with Buyer’s obligations contemplated herein, or which would be likely to impair materially its ability to perform under the terms of this Agreement.

Section 7.7	Approvals and Notices. No consent, approval, authorization, or order of, registration or filing with, or notice to, any governmental authority or court is required under federal law or the law of any jurisdiction, for the execution, delivery, and performance of or compliance by Buyer with this Agreement or the consummation of any other transaction contemplated hereby.

Section 7.8	Economic Risk. The transactions contemplated by this Agreement do not involve, nor are they intended in any way to constitute, the sale of a “security” or “securities” within the meaning of any applicable securities laws, and none of the representations, warranties or agreements of Buyer shall create any inference that the transactions involve any “security” or “securities”. Buyer acknowledges, understands and agrees that the acquisition of these Accounts involves a high degree of risk and is suitable only for persons or entities of substantial financial means that have no need for liquidity and who can hold the Accounts indefinitely or bear the partial or entire loss of their value.

Section 7.9	Nondisclosure. Buyer is in full compliance with its obligations under the terms of any confidentiality agreement executed by Buyer as a condition of reviewing the information made available by Seller or its personnel, agents, representatives or independent contractors to all potential bidders for the Accounts. Furthermore, Buyer shall keep the terms of the Agreement confidential, including the fact that it has purchased the Accounts from Seller, except for any notification to Obligors required pursuant to Section 4.2 of this Agreement or disclosures made pursuant to law, to any governmental agency, or to any affiliate of Buyer.

Section 7.10	Identity. Buyer is a “United States person” within the meaning of Paragraph 7701(a)(30) of the Code.

Section 7.11	Enforcement/Legal Actions. Buyer shall not institute any enforcement or legal action or proceeding in the name of Seller, any affiliate of Seller, or any predecessor in interest of Seller. Buyer shall not make reference to any of the foregoing entities in any correspondence to or discussion with any particular Obligor regarding enforcement or servicing of the Accounts, except to identify the subject debt as set forth in Section 4.4. Buyer shall comply in all respects with all applicable laws in connection with the Accounts including, but not limited to, those relating to debt collection practices, not taking any enforcement action against any Obligor that would be commercially unreasonable, and not misrepresenting, misleading, deceiving, or otherwise failing to adequately disclose to any particular Obligor the identity of Buyer as the owner of the Accounts. Buyer agrees, acknowledges, confirms and understands that there may be no adequate remedy at law for a violation of the terms, provisions, conditions and limitations set forth in this Section 7.11 and, accordingly, Seller shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof by Buyer or Buyer’s agent.

Section 7.12	Status of Buyer. Buyer is a sophisticated purchaser that (i) is in the business of buying or originating or collecting Accounts of the type being purchased, or (ii) otherwise deals in such Accounts in the ordinary course of Buyer’s business.

Section 7.13	DTPA Waiver. Buyer has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the transactions contemplated hereby. Further, Buyer is not in a disparate bargaining position relative to Seller. Buyer hereby waives, to the maximum extent permitted by law, any and all rights, benefits and remedies under any state deceptive or unfair trade practices/consumer protection act, with respect to any matters pertaining to this Agreement and the transactions contemplated hereby.

Section 7.14	No Collusion. Neither Buyer, its affiliates, nor any of their respective officers, partners, agents, representatives, employees or parties in interest has (i) in any way colluded, conspired, connived or agreed directly or indirectly with any other bidder, firm or person to submit a collusive or sham bid, or any bid other than a bona fide bid, in connection with the sale resulting in Buyer being the highest bidder for the Accounts subject to this Agreement, or (ii) in any manner, directly or indirectly, sought by agreement or collusion or communication or conference with any other bidder, firm or person to fix the price or prices, or to fix any overhead, profit or cost element of the bid price or the bid price of any other bidder at the sale resulting in Buyer being the highest bidder for the Accounts subject to this Agreement, or to secure any advantages against Seller.

Section 7.15	Broker. Buyer has not engaged any broker or agent in connection with this Agreement or the transactions contemplated by this Agreement or to which this Agreement relates and Buyer covenants to defend with counsel approved by Seller and hold harmless and indemnify Seller from and against any and all costs, expense or liability for any compensation, commissions and charges claimed against Seller by any broker or agent based upon a written agreement with Buyer relating to this Agreement or the transactions contemplated herein.

Section 7.16	Survival. The representations and warranties set forth in this Article VII shall survive the closing of the transactions herein contemplated for a two year period commencing on the Closing Date.

Section 7.17	Notice of Holdback Claims. Simultaneously with its submission to Escrow Agent of any claim to satisfy a Holdback Obligation, Buyer shall provide a copy of such claim to Seller. Buyer acknowledges that the Escrow Agreement will provide that if Seller delivers to Escrow Agent a notice of objection to the payment of such claim within five (5) Business Days after receipt of a copy of any such claim, Escrow Agent shall not disburse funds from the Holdback with respect to such claim until the earlier to occur of receipt of (i) written directions executed by Buyer and Seller, or (ii) an order of an arbitrator appointed by the American Arbitration Association directing payment thereof.
ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
Seller hereby represents, warrants and covenants, as of the date of this Agreement and as of the Closing Date as follows:

Section 8.1	Authorization. Seller is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject in connection with this Agreement and the undersigned representative is authorized to act on behalf of and bind Seller to the terms of this Agreement.

Section 8.2	Binding Obligations. This Agreement and all of the obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 8.3	No Breach or Default. The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject.

Section 8.4	Title to Accounts. Seller is the lawful holder of (i) the Accounts, having received title to the credit card accounts from CCA Assets LLC pursuant to the CCA Bill of Sale (CCA Assets LLC having received title to such credit card accounts from First Consumers National Bank pursuant to that certain Bill of Sale a copy of which is attached hereto as Exhibit C-2), and (ii) the receivables, having received title thereto from Spiegel Credit Card Master Note Trust pursuant to that certain Bill of Sale a copy of which attached hereto as Exhibit C-3. Seller is duly and legally authorized to sell, transfer, convey and assign its rights therein. Since having acquired title to such accounts and receivables from Spiegel Credit Card Master Note Trust and CCA Assets LLC, Seller has not made any assignment, conveyance, transfer or sale of any of its rights or interests in the Accounts and the Accounts shall be transferred to Buyer free and clear of all liens and encumbrances.

Section 8.5	Compliance with Law. The Accounts have been originated, serviced and collected in accordance with all applicable laws, and the Accounts are valid, legally enforceable debts, due and owing from each Obligor.

Section 8.6	Broker. Seller has not engaged any broker or agent in connection with this Agreement or the transactions contemplated by this Agreement or to which this Agreement relates except Loan Sale Advisor for whose fees and expenses Seller shall be solely responsible in accordance with its agreement with Loan Sale Advisor and Seller covenants to defend with counsel approved by Buyer in its reasonable discretion and hold harmless and indemnify Buyer from and against any and all costs, expense or liability for any compensation, commissions and charges claimed against Buyer by any broker or agent based upon a written agreement with Seller relating to this Agreement or the transactions contemplated herein.

Section 8.7	Information Accurate. The information set forth on the Account Schedule is true and correct in all material respects.

Section 8.8	Holdback. Seller shall maintain the Holdback in the amounts and for the periods stated in the definition thereof.

Section 8.9	Survival. The representations and warranties set forth in this Article VIII shall survive the Closing Date for 180 days.

Section 8.10	No Material Litigation. There is no proceeding, action, investigation or litigation initiated by an Obligor pending or, to the best of Seller’s knowledge, threatened against Seller or any Account which, individually or in the aggregate, may have a material adverse effect on such Account or this Agreement or any action taken or to be taken in connection with Seller’s obligations contemplated herein, or would be likely to impair materially Seller’s ability to perform under the terms of this Agreement.

Section 8.11	No Deceased or Bankrupt Obligors. Except as disclosed in Schedule 8.11 attached hereto, no Obligor on the Accounts is deceased or subject to a pending bankruptcy proceeding except for Obligors who made at least two of the three scheduled payments (which payments are not returned for insufficient funds) to Seller during the relevant period before the Cutoff Date.

Section 8.12	No Third Party Collection Fees. No Account is subject to third-party collection or contingency fees.

Section 8.13	No Charged-Off Accounts. None of the Accounts should have been charged off prior to the Closing Date in accordance with Seller’s policy and procedures then in effect. No Account has a negative (credit) balance, has been settled or paid in full and Seller has not released any Obligor from liability (including by issuing a 1099C) under any of the Accounts.
EXCEPT FOR THOSE EXPRESSED IN THIS ARTICLE VIII OR SECTION 3.3 OR 3.4 OF THIS AGREEMENT, NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, HAVE BEEN MADE BY SELLER OR BY ANYONE ACTING ON ITS BEHALF. WITHOUT IN ANY WAY

LIMITING THE GENERALITY OF THE FOREGOING, NO WARRANTIES OR REPRESENTATIONS HAVE BEEN MADE OR ARE MADE REGARDING (i) THE COLLECTIBILITY OR ENFORCEABILITY OF ANY THE ACCOUNTS OR (ii) THE CREDITWORTHINESS OF ANY OBLIGOR, GUARANTOR, OR SURETY WITH RESPECT TO ANY OF THE ACCOUNTS.
ARTICLE IX
INDEMNIFICATION

Section 9.1	Buyer’s Indemnification. From and after the date of this Agreement, Buyer shall indemnify and hold Seller and its affiliates, and their respective directors, officers, employees, agents and advisors (each a “Seller Indemnified Party”) harmless against and from any and all liability for, and from and against any and all losses or damages a Seller Indemnified Party may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature asserted by any third party (herein, “Seller Claims”) including, without limitation, all reasonable expenses incurred by a Seller Indemnified Party in investigating, preparing or defending against any such Seller Claims and reasonable attorneys’ fees both for such defense and all costs and expenses incurred by a Seller Indemnified Party to enforce this indemnification, which a Seller Indemnified Party shall incur or suffer as a result of:
(i)	the material inaccuracy of any of Buyer’s representations or warranties made in this Agreement,

(ii)	the material breach of any of Buyer’s covenants made in this Agreement,

(iii)	any claim by any Obligor regarding assignment, subsequent enforcement, servicing or administration of the Accounts by Buyer or Buyer’s agents; or

(iv)	any claim arising under the Escrow Agreement resulting from any act or omission of Buyer.

The obligations of Buyer under this Article IX shall survive the closing of the transactions herein contemplated for a period of two (2) years.

Section 9.2	Seller’s Indemnification. From and after the date of this Agreement, Seller shall indemnify and hold Buyer and its affiliates, and their respective directors, officers, employees, agents and advisors (each a “Buyer Indemnified Party”) harmless against and from any and all liability for, and from and against any and all losses or damages a Buyer Indemnified Party may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature asserted by any third party (herein, “Buyer Claims”) including, without limitation, all reasonable expenses incurred by a Buyer Indemnified Party in investigating, preparing or defending against any such Buyer Claims and reasonable attorneys’ fees both for such defense and all costs and expenses incurred by Buyer to enforce this indemnification, which a Buyer Indemnified Party shall incur or suffer as a result of:
(i)	the material inaccuracy of any of Seller’s representations or warranties made in this Agreement,

(ii)	the material breach of any of Seller’s covenants made in this Agreement,

(iii)	any claim by any Obligor regarding the origination, servicing, collection or administration of the Accounts by Seller or Seller’s agents, or

(iv)	any claim arising under the Escrow Agreement resulting from any act or omission of Seller.

The obligations of Seller under this Article IX shall survive the closing of the transactions herein contemplated for one hundred and eighty days (180) days and, recourse against Seller shall be limited to the Holdback.
Section 9.3	Procedure for Indemnification. Any party seeking indemnification (“Indemnitee”) with respect to a Claim shall give prompt written notice thereof to the party against whom indemnification is sought (“Indemnitor”). Indemnitor shall have the right to assume the defense of any and all Claims for which indemnification is sought hereunder, and Indemnitee agrees to cooperate with Indemnitor in any such defense. If the amount of any Claim shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by Indemnitee to Indemnitor.
ARTICLE X
RESALE OF ACCOUNTS

Section 10.1	Notice. If Buyer wishes to resell or transfer any of the Accounts to a third party (including without limitation, any of Buyer’s affiliated companies), Buyer must give Seller at least 10 days’ prior written notice (each, a “Resale Notice”) of Buyer’s desire to transfer. The Resale Notice shall:

(a) identify the Account(s) that Buyer wishes to resell or transfer; and

(b) identify by name and address each third party that potentially would purchase or otherwise receive the Account(s) from Buyer.

Notwithstanding the above, Buyer, without notice to or approval of Seller, may (i) resell or transfer the Accounts to one or more entities owned, directly or indirectly by Buyer or any affiliate or owner of Buyer, or to one or more trusts established by Buyer or such entities, and (ii) pledge or create a security interest in the Accounts to or for a lender as collateral for a loan.

Section 10.2	Approval. Except as provided in Section 10.1, Seller shall have the right to approve of any resale or transfer proposed by Buyer as provided in Section 10.1 hereof within the 10-day period following receipt of a Resale Notice, which approval shall not be unreasonably withheld, conditioned or delayed. Seller acknowledges that it is not reasonable to withhold its consent to a proposed transferee who is (i) creditworthy, (ii) a known participant in the credit card receivables market, and (iii) of good reputation.

Section 10.3	Assignment. If Buyer sells or transfers an Account to a third party in accordance with this Article X Buyer shall assign to that third party all of Buyer’s obligations under this Agreement relating to such Account, and Buyer’s purchaser or transferee shall accept the assignment and expressly assume such Accounts in a writing that specifically indicates that Seller is an intended beneficiary thereof. Seller shall not be obligated in any way to a third party who acquires or purports to have acquired any of the Accounts. Any resale or assignment of Accounts without concurrent assignment of Buyer’s obligations under this Agreement shall be void.

Section 10.4	Communication with Seller. Any approved third-party to whom Buyer transfers accounts shall not have the right to contact Seller directly. Buyer shall remain Seller’s counterpart and any communications between any such approved third-party transferees and Seller shall go through Buyer as the intermediary. Seller shall have the right, but not the obligation, to contact any third-party transferee directly if it receives servicing complaints from any Obligor. In such case, Seller shall notify Buyer of its direct communication with such third-party transferee.

Section 10.5	Liability. No sale or transfer of any Account by Buyer to any person or entity will relieve Seller or Buyer of any of its obligations or liabilities under this Agreement.
ARTICLE XI
FILES AND RECORDS

Section 11.1	Conformity to Law. Buyer agrees, at its sole cost and expense, to abide by all applicable state and federal laws, rules and regulations regarding the handling and maintenance of all Accounts and all documents and records relating to the Accounts purchased hereunder including, but not limited to, the length of time such documents and records are to be retained and making any disclosures to Obligors as may be required by law.

Section 11.2	Inspection by Seller. After the transfer of Account Documents to Buyer pursuant to the terms of this Agreement, Buyer agrees that, subject to compliance with all applicable laws and regulations, during the two year period commencing on the Closing Date, Seller shall have the continuing right, at Seller’s expense, to use, inspect, and make extracts from, or copies of, any such Account Documents upon Seller’s reasonable notice to Buyer.
ARTICLE XII
NOTICES
Unless otherwise provided for herein, notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, but no later than the second Business Day following mailing sent by overnight mail or overnight courier, (b) when delivered, if sent by facsimile and receipt is confirmed by telephone or, or (c) when received if sent by e-mail and an e-mail confirming receipt is sent by the recipient, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to Seller:	Spiegel Acceptance Corporation
c/o Eddie Bauer Holdings, Inc.
10401 NE 8th Street, Suite 500
Bellevue, Washington 98004
Attn: Vivian Gysler
Tel: (425) 755- 6167
Fax: (425) 755-7671
E-Mail: vivian.gysler@eddiebauer.com

If to Buyer:	RAC Trust
c/o Deutsche Bank Trust Company Delaware
1011 Centre Road, Suite 200
Wilmington, DE 19805-1266
Attn: Elizabeth B. Ferry
Tel: (302) 636-3392
Fax: (302) 636-3399
E-Mail: elizabeth.b.ferry@db.com

with a copy to :

Deutsche Bank Trust Comany Americas 60 Wall Street, 26th Floor, Mail Stop, NYC60-2606 Attn : Irene Siegel Tel : (212) 250-2946 Fax : (212) 553-2460

If to Escrow Agent :	The Bank of New York Trust Company, N.A.
2 North LaSalle Street, Suite 1020
MC DH-CH4
Chicago, Illinois 60602
Tel:      (312) 827-8540
Fax:      (312) 827-8562
Attention: David H. Hill
e-mail: dhhill@bankofny.com
ARTICLE XIII
MISCELLANEOUS PROVISIONS

Section 13.1.	Severability. If any term, covenant, condition or provision hereof is unlawful, invalid or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 13.2.	Rights Cumulative; Waivers. The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate under the terms and conditions specifically set forth. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any other party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

Section 13.3.	Headings. The headings of the Articles and Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 13.4.	Construction. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun, and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender.

Section 13.5.	Binding Effect. Subject to Article X, this Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Addenda, Exhibits and Schedules hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and assigns.

Section 13.6.	Prior Understandings; Integrated Agreement. This Agreement supersedes any and all prior discussions and agreements between Seller and Buyer with respect to the purchase of the Accounts and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein.

Section 13.7	Integrated Agreement. This Agreement and all Addenda, Exhibits and Schedules hereto constitute the final complete expression of the intent and understanding of Buyer and Seller. This Agreement shall not be altered or modified except by a subsequent writing, signed by Buyer and Seller.

Section 13.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

Section 13.9	Non-Merger/Survival. Each and every covenant hereinabove made by Buyer or Seller shall survive the delivery of the Transfer Documents for the time period specified herein and shall not merge into the Transfer Documents, but instead shall be independently enforceable.

Section 13.10	Governing Law/Choice of Forum. This Agreement shall be construed, and the rights and obligations of Seller and Buyer hereunder determined, in accordance with the law of the State of New York, without giving effect to any choice of law principles. Buyer unconditionally and irrevocably consents to submit to the exclusive jurisdiction of any competent Federal or state court in the Borough of Manhattan in the State of New York for any action, suit or proceeding arising out of or related to this Agreement (and Buyer agrees not to commence any action, suit or proceeding relating thereto except in such courts), and Buyer further agrees that service of any process, summons, notice or document by certified mail to Buyer’s address as set forth herein shall be effective service of process for any action, suit or proceeding brought against Buyer in such court. In the event of litigation under this Agreement, the prevailing party shall be entitled to an award of attorneys’ fees and costs.

Section 13.11	No Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is for the sole and exclusive benefit of the parties hereto, and none of the provisions of this Agreement shall be deemed to be for the benefit of any other person or entity.

Section 13.12	UCC Filings by Buyer. Immediately upon the sale of the Accounts to Buyer from Seller on the applicable Closing Date and at any time thereafter, Buyer may file, in each appropriate office any Uniform Commercial Code financing statement, and any amendments or any continuation statements thereto, required to perfect the sale of Accounts by Seller to Buyer.

Section 13.13	Deutsche Bank National Trust Company’s Capacity as Co-Trustee. It is expressly understood and agreed by the parties hereto that Deutsche Bank National Trust Company is executing this Agreement solely in its capacity as Co-Trustee of RAC Trust and not in its individual capacity (except as expressly stated herein) and in no case shall Deutsche Bank National Trust Company (or any other entity acting as Trustee or Co-Trustee of RAC Trust) be personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of Buyer hereunder, all such liability, if any, being expressly waived by the parties hereto and any person claiming by, through, or under such party.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[Signatures are on next page]

RAC TRUST			SPIEGEL ACCEPTANCE CORPORATION
a Delaware statutory trust

			By:	/s/ Marvin E. Toland
By:	Deutsche Bank National Trust		Name:	Marvin E. Toland
	Company, a national banking		Title:	President
Association in its capacity as Co-Trustee

	By:	/s/ Mark DiGiacomo
	Name:	Mark DiGiacomo
	Title:	Asst. Vice President

	By:	/s/ Michele H.Y. Voon
	Name:	Michele H. Y. Voon
	Title:	Vice President